                                              Filed Pursuant to Rule 424(b)(2)
                                              Registration No. 33-37598


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 16, 1995)

                                  $150,000,000
                            [NORWEST FINANCIAL LOGO]

                            NORWEST FINANCIAL, INC.
                     5 1/2% SENIOR NOTES DUE MARCH 19, 2001

                            ------------------------

        These notes bear interest at the rate of 5 1/2% per year. Interest on the notes is payable on September 19 and March 19 of each year, beginning September 19, 1999. The notes will mature on March 19, 2001 and are not redeemable before that date.

        The notes are unsecured and rank equally with all of our other senior unsecured and unsubordinated debt.

                            ------------------------

                                                                      PER NOTE           TOTAL
                                                                      --------           -----
        Public Offering Price(1)....................................  99.914%         $149,871,000
        Underwriting Discount.......................................     .25%             $375,000
        Proceeds, before expenses, to Norwest.......................  99.664%         $149,496,000

        (1) Plus accrued interest from March 19, 1999

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement and accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in New York, New York on or about March 19, 1999.

                            ------------------------

MERRILL LYNCH & CO.
            BEAR, STEARNS & CO. INC.

                         CHASE SECURITIES INC.

                                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                               ABN AMRO INCORPORATED

                            ------------------------

           The date of this prospectus supplement is March 12, 1999.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Ratio of Earnings to Fixed Charges..........................   S-3
Interim Results, Selected Financial Data and Recent            S-3
  Developments..............................................
Description of the Notes....................................   S-3
Underwriting................................................   S-4
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Ratio of Earnings of Fixed Charges..........................     3
Use of Proceeds.............................................     3
Description of the Debt Securities..........................     4
Plan of Distribution........................................     8
Legal Opinions..............................................     9
Experts.....................................................     9

                            ------------------------

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of Norwest and its subsidiaries for the periods indicated:

                     YEAR ENDED DECEMBER 31,                           NINE MONTHS
-----------------------------------------------------------------         ENDED
        1993              1994       1995       1996       1997     SEPTEMBER 30, 1998
        ----              ----       ----       ----       ----     ------------------
    2.22                 2.26       2.13       2.11       2.00             1.78

     The ratios of earnings to fixed charges have been computed by dividing net earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expense plus one-third of rentals, which is deemed representative of the interest factor.

                    INTERIM RESULTS, SELECTED FINANCIAL DATA
                            AND RECENT DEVELOPMENTS

     On January 21, 1999, Norwest announced total income (revenues) of $2,005,765,000 and net earnings of $238,604,000 for the year ended December 31, 1998. The results reflect a 16% increase over total income and a 11% decrease from net earnings for the year ended December 31, 1997.

     On November 2, 1998, Wells Fargo & Company merged with WFC Holding Corporation, a wholly-owned subsidiary of Norwest Corporation. In connection with the merger, Norwest Corporation, the ultimate parent of Norwest, changed its name to Wells Fargo & Company. In the fourth quarter ended December 31, 1998, Norwest recognized additional write-offs of $37,400,000 to realign its write-off policies with other business groups of Wells Fargo & Company. Excluding the fourth quarter charges, Norwest had net earnings of $262,000,000, a 3% decrease over net earnings for the year ended December 31, 1997. For additional information on Norwest's write-offs, please see Norwest's Current Report on Form 8-K dated January 21, 1999.

     On March 5, 1999, upon the recommendation of the management of Norwest Corporation, the Board of Directors of Norwest dismissed Norwest's auditors, Deloitte & Touche LLP, subject to completion of Norwest's and related entities' audits for the year ended December 31, 1998, and approved the selection of KPMG Peat Marwick LLP as Norwest's independent accountants for the year ending December 31, 1999.

     The firm of Deloitte & Touche LLP served as Norwest's independent accountants for the years ended December 31, 1996, 1997 and 1998. Deloitte & Touche LLP issued an unqualified opinion on Norwest's consolidated financial statements as of and for the years ended December 31, 1996 and 1997, and Norwest expects Deloitte & Touche LLP to issue an unqualified opinion on Norwest's consolidated financial statements as of and for the year ended December 31, 1998. Prior to the merger, KPMG Peat Marwick LLP audited the financial statements of both Norwest Corporation and Wells Fargo & Company and, since consummation of the merger has been the auditor of Wells Fargo & Company. For additional information on Norwest's changes in auditors, please see Norwest's Current Report on Form 8-K dated March 9, 1999.

     In Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, Norwest reported total assets of $10,243,482,000, total liabilities of $8,697,324,000 and total stockholder's equity of $1,546,158,000.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes hereby supplements the description of the general terms and provisions of the debt securities set forth in the prospectus.

GENERAL

     The notes will be issued under an Indenture dated as of May 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, between the Company and The Chase Manhattan Bank, as trustee, as successor by way of merger to The Chase Manhattan Bank (National Association).

     The notes will be limited to $150,000,000 aggregate principal amount and will mature on March 19, 2001. The notes will bear interest from March 19, 1999 at 5 1/2% per year. We will pay interest semi-annually on each September 19 and March 19, beginning on September 19, 1999 to the person in whose name the notes are registered at the close of business on the August 15 or February 15 record date prior to the payment date.

     Payment of interest and principal at maturity will be made by check mailed to the persons entitled thereto; provided, however, that any such payment will be made by wire transfer of immediately available funds to any registered holder of notes having an aggregate principal amount in excess of $1 million if appropriate wire transfer instructions shall have been provided by such holder to the trustee no less than five business days prior to (i) the record date for the applicable interest payment date or (ii) the maturity date for payments of principal. Payment of principal at maturity will be made upon surrender of a note.

REDEMPTION

     The notes may not be redeemed prior to maturity.

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank has extended a line of credit to Norwest. Norwest borrows money and has other customary banking relationships with The Chase Manhattan Bank in the ordinary course of business.

                                  UNDERWRITING

     We are selling the notes to the underwriters named below under an underwriting agreement dated March 12, 1999. The underwriters, and the amount of the notes that each of them has agreed to purchase from us, are as follows:

                                                        PRINCIPAL
                    UNDERWRITERS                          AMOUNT
                    ------------                        ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated............................  $ 55,500,000
Bear, Stearns & Co. Inc. ............................    27,000,000
Chase Securities Inc. ...............................    27,000,000
NationsBanc Montgomery Securities LLC................    27,000,000
ABN AMRO Incorporated................................    13,500,000
                                                       ------------
             Total...................................  $150,000,000
                                                       ============

     The underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at such price less a concession not in excess of .1% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of .075% of the principal amount of the notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Chase Manhattan Bank, as trustee, is an affiliate of Chase Securities Inc. and engages in general financing and banking transactions with Norwest and its affiliates.

     The underwriters have agreed to reimburse us for expenses related to this offering in the total amount of $225,000.

     To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for and purchase notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than it might be in the absence of such purchases.

     The underwriters do not, nor do we, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to contribute to the payments the underwriters may be required to make because of those liabilities.

PROSPECTUS

                            NORWEST FINANCIAL, INC.

                                DEBT SECURITIES

                               ------------------

Norwest Financial, Inc. (the "Company") from time to time may issue in one or more series up to $2,500,000,000 aggregate principal amount of its senior or senior subordinated, unsecured debt securities consisting of notes, debentures and other evidences of indebtedness (the "Debt Securities"). The Debt Securities will be offered as separate series in amounts, at prices and on terms determined at the time of sale. The terms of the specific Debt Securities being offered (the "Offered Securities"), including the classification as senior or senior subordinated debt, specific designation, aggregate principal amount, rate (which may be fixed or variable), or method of calculation thereof, and time of payment of any interest, maturity, offering price and terms of redemption, if any, at the option of the Company or the holder, sinking fund payments, currency or other specific terms of the Offered Securities will be set forth in the supplement to this Prospectus (the "Prospectus Supplement"). As used herein, the Offered Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in an applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index. The Prospectus Supplement will state the securities exchange, if any, on which the Offered Securities will be listed. Unless otherwise specified in the Prospectus Supplement, the Offered Securities will be in denominations of $1,000 and integral multiples thereof.

The Offered Securities may be sold to or through one or more underwriters or dealers, through agents designated from time to time, or directly by the Company to other purchasers. The names of any underwriters, dealers or agents involved in the sale of the Offered Securities and their compensation will be set forth in the Prospectus Supplement. See "Plan of Distribution". The Offered Securities may be issued in the form of Global Securities registered in the name of one or more depositaries or certificates issued in definitive form.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 16, 1995.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.
                            ------------------------

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such filed material can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 230 South Dearborn Street, Chicago, Illinois 60604; and 75 Park Place, Room 1228, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the registration statements and exhibits thereto filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

The Company intends to publish annual reports containing financial statements audited by independent certified public accountants. These reports will not be distributed to holders of the Debt Securities but will be available to them upon request.
                            ------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

There is hereby incorporated by reference in this Prospectus the following documents heretofore filed by the Company with the Commission (File No. 2-80466) pursuant to the Exchange Act:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994; and

          2. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE DOCUMENTS DESCRIBED ABOVE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS DESCRIBED ABOVE). REQUESTS SHOULD BE ADDRESSED TO: NORWEST FINANCIAL, INC., 206 EIGHTH STREET, DES MOINES, IOWA 50309, ATTENTION: TREASURER'S DEPARTMENT (TELEPHONE NUMBER 515-243-2131).
                            ------------------------

UNLESS OTHERWISE INDICATED, CURRENCY AMOUNTS IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT ARE STATED IN UNITED STATES DOLLARS ("$", "DOLLARS" OR "U.S. $").
                            ------------------------

                                  THE COMPANY

The Company is an Iowa corporation organized on August 19, 1982, as the successor to a business founded in 1897, and is a wholly-owned subsidiary of Norwest Corporation. Norwest Corporation is a diversified financial services organization which, at December 31, 1994, had consolidated assets totaling approximately $59.3 billion. Unless the context otherwise requires, any reference to "Norwest Financial" includes the Company and its subsidiaries, all of which are wholly-owned.

At December 31, 1994, Norwest Financial had 942 branch offices primarily engaged in the consumer finance business in 45 states, Guam, and the ten Canadian provinces. The Company's insurance subsidiaries are primarily engaged in the business of providing, directly or through reinsurance arrangements, credit life and credit disability insurance as a part of Norwest Financial's consumer finance business. Credit property, involuntary unemployment and non-filing insurance are provided as a part of the consumer finance business. Such business is written directly or through reinsurance agreements by one of the Company's insurance subsidiaries, or it is offered on an agency basis by Norwest Financial. Subsidiaries of the Company are engaged in the leasing, commercial lending and accounts receivable financing segments of the commercial finance business. A subsidiary of the Company also supplies data services to other companies.

The Company's principal executive offices are located at 206 Eighth Street, Des Moines, Iowa 50309 (Telephone Number 515-243-2131).

                      RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges of Norwest Financial for the periods indicated:

    YEARS ENDED DECEMBER 31,
--------------------------------   SIX MONTHS ENDED
1990   1991   1992   1993   1994    JUNE 30, 1995
----   ----   ----   ----   ----   ----------------
1.70   1.74   2.02   2.22   2.26         2.11

The ratios of earnings to fixed charges have been computed by dividing earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expenses plus one-third of rentals (which is deemed representative of the interest factor).

                                USE OF PROCEEDS

Except as otherwise described in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Company. All or part of such proceeds may be used to support Norwest Financial's internal growth and possible bulk purchase of finance receivables or to refund outstanding indebtedness of the Company. Initially, all or part of such proceeds may be used to reduce short-term indebtedness or be invested temporarily in short-term securities.

The Company expects to incur additional indebtedness in the future to provide the funds necessary for Norwest Financial to carry on its business. The amounts which may be obtained cannot be predicted and may vary from time to time. Short-term indebtedness in particular fluctuates from day to day in the ordinary course of business.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

The Debt Securities will constitute either senior or senior subordinated debt of the Company and will be offered under one of two separate Indentures described below (the "Indentures"), each between the Company and a banking institution organized under the laws of the United States of America or of any State thereof (a "Trustee"). Copies of the forms of Indentures are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject, and qualified in their entirety by reference, to all the provisions of the applicable Indenture, including the definitions therein of certain terms. References appearing below are to the applicable Indenture.

Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount authorized from time to time by the Board of Directors of the Company. (Article Three)

The Debt Securities will be unsecured general obligations of the Company. They will be issued either (i) in registered form without coupons and will be exchangeable for a like aggregate principal amount of other Debt Securities of authorized denominations of the same series with like maturities, interest rates and other terms and registered in the same name or (ii) in the form of Global Securities. The Debt Securities other than Global Securities will be exchangeable and transferable at any time or from time to time at the Corporate Trust Office of the applicable Trustee or at any other office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York. No charge will be made to the Holder for any such exchange or transfer of Debt Securities except for any tax or governmental charge incidental thereto. (Section 3.05)

The Company shall not be required (a) to issue, register the transfer of or exchange any Debt Security of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of such series and ending at the close of business on the day of such mailing or (b) to register the transfer of or exchange any Debt Security selected for redemption in whole or in part, except, in the case of any Debt Security to be redeemed in part, the portion thereof not to be redeemed.

Reference is made to the Prospectus Supplement for the following terms of, and other information with respect to, the Offered Securities: (1) the title of the Offered Securities and whether they will be senior or senior subordinated debt of the Company; (2) the designation, aggregate principal amount and authorized denominations (if other than $1,000 or integral multiples thereof) of the Offered Securities; (3) the currency or currencies in which payments on the Offered Securities will be payable, if other than United States dollars; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (5) the date or dates on which the Offered Securities will mature; (6) the rate or rates per annum at which the Offered Securities will bear interest, if any, or the method of calculation thereof; (7) the date or dates on which such interest, if any, will be payable; (8) any redemption terms; (9) the Trustee under the Indenture pursuant to which the Offered Securities will be issued; (10) the place or places where principal (and premium, if any) and interest, if any, on the Offered Securities shall be payable and if other than as set forth in the Indenture, the method or methods of payment; (11) the portion of the principal amount of the Offered Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (12) any mandatory or optional sinking fund or analogous provisions; (13) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities, and, if so, the identity of the Depository or Depositories of such Global Security or Securities and any special provisions with respect to such Global Security or Securities and (14) any other specific terms and provisions of the Offered Securities. With respect to Offered Securities sold through dealers acting as agents, however, the maturities and interest rates of the Offered Securities may be established by the Company from time to time and, if not set forth in the Prospectus Supplement, will be made available through such dealers.

Debt Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary. One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such currency or currency units will be described in the Prospectus Supplement relating thereto.

Neither Indenture restricts the Company from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property for any purpose, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indentures do not require the maintenance of any financial ratios or specified levels of net worth. In addition, the provisions of the Indentures would not necessarily afford holders of the Debt Securities protection upon the occurrence of a change in control or in the event of a highly leveraged or other transaction involving the Company that may adversely affect the Holders.

GLOBAL SECURITIES

If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the distribution procedures applicable to such securities and the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for certificated Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. A Person having a beneficial interest in a Global Security will, except with respect to payment of principal of and any premium and interest on such Global Security, be treated as a Holder of such principal amount of Outstanding Securities represented by such Global Security, as shall be specified in a written statement which is produced to the Trustee by such Depository. Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

SENIOR SECURITIES

The Debt Securities which will constitute part of the senior indebtedness of the Company ("Senior Securities") will be issued under the Indenture that authorizes the issuance of Senior Securities (the "Senior Indenture"). The Senior Securities will rank on a parity with all other unsecured indebtedness of the Company for borrowed money, whether outstanding at the date of issuance of such Senior Securities or incurred thereafter, which is not by its terms subordinate and junior to any other unsecured indebtedness of the Company ("Senior Indebtedness").

SENIOR SUBORDINATED SECURITIES

The Debt Securities which will constitute part of the senior subordinated indebtedness of the Company ("Senior Subordinated Securities") will be issued under the Indenture that authorizes the issuance of Senior Subordinated Securities (the "Senior Subordinated Indenture"). The Senior Subordinated Securities will be subordinate and junior in the right of payment, to the extent and in the manner set forth in a Senior Subordinated Indenture, to all Senior Indebtedness. In the event (i) of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to the Company or its property, or of any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving any insolvency or bankruptcy, or (ii) that pursuant to the terms of any Senior Subordinated Indenture, any of the Senior Subordinated Securities issued thereunder are declared due and payable because of the occurrence of an Event of Default thereunder, except as otherwise provided in such Senior Subordinated Indenture, all principal and interest on Senior Indebtedness will be paid in full before any payment is made on such Senior Subordinated Securities. (Senior Subordinated Indenture Section 15.01)

MODIFICATION OF THE INDENTURE

Each Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of each series of Debt Securities at the time Outstanding under such Indenture that is affected thereby, to enter into supplemental indentures for the purpose of amending or modifying, in any manner, the provisions of such Indenture or of any indenture supplemental thereto, or modifying the rights of the Holders of such Debt Securities; provided, that no such supplemental indenture, without the consent of the Holder of each Outstanding Debt Security affected thereby, may
(i) modify the terms of payment of principal, premium, if any, or interest; (ii) reduce the aforesaid percentage of Holders of Outstanding Debt Securities necessary to amend or modify such Indenture or waive compliance by the Company with any restrictive covenant or waive any default; or (iii) subordinate the indebtedness evidenced by such Debt Securities to any indebtedness of the Company or, if such Debt Securities are Senior Subordinated Securities, modify the terms of the applicable Senior Subordinated Indenture with respect to the subordination of such Senior Subordinated Securities in a manner adverse to the Holders thereof. (Section 11.02)

SATISFACTION AND DISCHARGE

Except as may otherwise be set forth in the Prospectus Supplement accompanying this Prospectus, the Company will be discharged from its obligations under the Debt Securities of a particular series at any time prior to the Stated Maturity or redemption thereof upon satisfaction of the following conditions: (a) the Company has irrevocably deposited with the Trustee in trust either (i) sufficient funds to pay the principal of (and premium, if any, on) and interest to Stated Maturity or any Redemption Date on the Debt Securities of such series, or (ii) an amount of direct obligations of (or obligation guaranteed by) the United States of America which are not subject to prepayment, redemption or call sufficient to pay when due the principal of (and premium, if any, on) and interest to Stated Maturity or any Redemption Date on the Debt Securities of such series; and (b) the Company has paid all other sums payable with respect to the Debt Securities of such series; and (c) in the case of any deposit of direct obligations of (or obligations guaranteed by) the United States, if such deposit occurs more than one year prior to the Stated Maturity or redemption of the Debt Securities of such series, notice thereof has been given to the Holders of such Debt Securities and the Trustee has received an opinion of recognized tax counsel to the effect that such deposit and discharge will not result in recognition by the Holders of such Debt Securities of income, gain or loss for federal income tax purposes (other than income, gain or loss which would have been recognized in like amount and at a like time absent such deposit and discharge). Upon such discharge, the Holders of the Debt Securities of such series will no longer be entitled to the benefits of the Indenture that authorized the issuance of such Debt Securities, except for the purposes of registration of transfer and exchange of such Debt Securities, and may look only to such deposited funds or obligations for payment. (Section 6.01 and Section 14.02)

EVENTS OF DEFAULT, NOTICE AND WAIVER

Except as may otherwise be set forth in the Prospectus Supplement, each Indenture provides that the following are Events of Default thereunder with respect to any series of Debt Securities issued thereunder: (i) default for five days in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (ii) default for 30 days in making any sinking fund payment required by the terms of the Debt Securities of such series; (iii) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (iv) default for 60 days after written notice in the performance of any covenant in respect of the Debt Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; (vi) an event of default with respect to any other series of Debt Securities outstanding under such Indenture or as defined in any other indenture, mortgage or instrument evidencing or under which the Company has secured or outstanding any indebtedness for borrowed money, as a result of which such other Debt Securities or indebtedness shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof, unless, under certain conditions, the Company is contesting such acceleration or the aggregate indebtedness of the Company then or theretofore accelerated is not more than $25 million and is paid in full within 10 days; and (vii) any other Event of Default provided in the applicable resolution of the Board of Directors or supplemental indenture under which such series of Debt Securities is issued. (Section 7.01) An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. Each Indenture provides that the Trustee thereunder may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers it in the interest of such Holders to do so. (Section 8.02)

If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the Trustee or the Holders of 25% in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement relating thereto, of all the Debt Securities of such series to be due and payable immediately. (Section 7.02)

Each Indenture contains a provision entitling the Trustee to be indemnified by the Holders of Debt Securities issued thereunder before proceeding to exercise any right or power under such Indenture at the request of any Holders. (Section 8.03) Each Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series issued thereunder may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, with respect to the Debt Securities of such series. (Section 7.12) The right of a Holder to institute a proceeding with respect to the Debt Securities of any series is subject to certain conditions precedent, including notice and indemnity to the applicable Trustee, but each Holder has an absolute right to receipt of the principal of (and premium, if any) and interest on such Debt Securities at the respective Stated Maturities thereof (or, in the case of redemption, on the applicable Redemption Date) or to institute suit for the enforcement thereof. (Section 7.07 and Section 7.08)

Each Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series issued thereunder may on behalf of the Holders of all Debt Securities of such series waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest on any Debt Security of such series and (b) a default in respect of a covenant or provision of the applicable Indenture which cannot be amended or modified without the consent of the Holder of each Debt Security affected. (Section 7.13)

Each Indenture requires the Company to furnish annually to the Trustee thereunder an Officers' Certificate as to the performance by the Company of its obligations under such Indenture. (Section 12.05)

CONCERNING THE TRUSTEE

Business and other relationships (including other trusteeships) between, on the one hand, Norwest Financial, Norwest Corporation and other affiliates thereof and, on the other hand, the Trustee under the

Indenture pursuant to which the Offered Securities are issued, are described in the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

The Company may sell the Debt Securities in one or more of the following ways:
(i) through underwriters or dealers; (ii) directly to one or more institutional purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers, agents or purchasers, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms so named in the Prospectus Supplement are deemed to be underwriters, dealers or agents in connection with the Offered Securities.

If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any of the Offered Securities are purchased.

Debt Securities may also be sold directly by the Company or through dealers or agents designated by the Company from time to time. Any dealer or agent involved in the offering and sale of the Offered Securities will be named, and any commissions payable by the Company to such dealer or agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such dealer or agent will be acting on a best efforts basis for the period of its appointment. If Debt Securities are sold to dealers, a discount may be allowed to such dealers, who will purchase such Debt Securities for their own account for resale to the public from time to time at such prices and on such terms as may be determined by them at the time of sale.

If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Offered Securities for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the Offered Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect to the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

Debt Securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                 LEGAL OPINIONS

The validity of the Offered Securities will be passed upon for the Company by Steve R. Wagner, who serves as Assistant General Counsel of the Company, and for any underwriters or agents by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

The consolidated financial statements incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $150,000,000

                                      LOGO

                            NORWEST FINANCIAL, INC.

                     5 1/2% SENIOR NOTES DUE MARCH 19, 2001

                   ------------------------------------------

                             PROSPECTUS SUPPLEMENT
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                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                             CHASE SECURITIES INC.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                             ABN AMRO INCORPORATED

                                 MARCH 12, 1999

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